EXHIBIT 8.02

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of June 16, 2021, by and between Bloomios Inc., a Nevada corporation (the “Corporation”), and Barrett Evans (the “Indemnified Party”), an individual having an address at 201 W. Montecito Street, Santa Barbara, CA 93101. The Corporation and the Indemnified Party are collectively referred to herein as the “Parties” and at times each is individually referred to as a “Party.”

RECITALS:

WHEREAS, the Indemnified Party is a director of the Corporation and performs a valuable service in such capacity for the Corporation;

WHEREAS, it is essential to the Corporation to retain and attract, as directors and officers, the most capable persons available;

WHEREAS, both the Corporation and the Indemnified Party recognize the increased risk of litigation and other claims currently being asserted against directors and officers of corporations; and

WHEREAS, in order to induce the Indemnified Party to continue to serve as a director of the Corporation, the Corporation has determined and agreed to enter into this Agreement with the Indemnified Party.

NOW, THEREFORE, in consideration of the Indemnified Party’s continued service as a director after the date hereof, the parties agree as follows:

1. Definitions. As used in this Agreement:

(a) “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, in which the Indemnified Party is a party or is threatened to be made a party, by reason of the fact that the Indemnified Party: (i) is, was or agreed to become a director or an officer of the Corporation (or of any predecessor or subsidiary of the Corporation or any successor to the Corporation by merger), including any actions taken by the Indemnified Party in such capacity; or (ii) is or was serving or agreed to serve at the request of the Corporation as a director, partner, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for-profit, partnership, joint venture, trust or other enterprise, in each case described in subsection (i) and (ii) above whether or not he is acting or serving in any such capacity at the time any Expense is incurred for which indemnification or reimbursement can be provided under this Agreement. “Proceeding” also includes an action by the Indemnified Party, including without limitation, any mediation or arbitration to establish or enforce a right of Indemnified Party under this Agreement.

(b) “Expense” or “Expenses” shall mean all costs, charges and expenses incurred in connection with any proceeding (including reasonable expert, consultant and attorneys’ fees and all reasonable disbursements), judgments, fines and amounts paid in settlement including, without limitation, expenses of investigation, judicial or administrative proceedings and appeals.

2. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify the Indemnified Party in accordance with the provisions of this Agreement if the Indemnified Party is a party or is threatened to be made a party to any Proceeding (other than an action against the Indemnified Party by or in the right of the Corporation) to the greatest extent permitted by governing law against all Expenses actually and reasonably incurred by the Indemnified Party or on the Indemnified Party’s behalf in connection with such Proceeding and any appeal therefrom, unless it is determined by final, non-appealable order of a court of competent jurisdiction that governing law bars and prohibits the Corporation from providing such indemnification; provided further, that notwithstanding anything herein contained to the contrary, any settlement of a Proceeding must be approved in advance in writing by the Corporation (which approval shall not be unreasonably withheld). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Corporation is barred and prohibited by governing law from providing indemnification to the Indemnified Party.

3. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify the Indemnified Party in accordance with the provisions of this Agreement if the Indemnified Party is a party, or is threatened to be made a party, to any Proceeding brought against the Indemnified Party by or in the right of the Corporation, to the greatest extent permitted by governing law, against all Expenses actually and reasonably incurred by the Indemnified Party or on the Indemnified Party’s behalf in connection which such Proceeding and any appeal therefrom, unless it is determined by final, non-appealable order of a court of competent jurisdiction that governing law bars and prohibits the Corporation from providing such indemnification; except that indemnification shall be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the Corporation by final, non-appealable order of a court of competent jurisdiction only to the extent that it is determined by final, non-appealable order of a court of competent jurisdiction, upon application, that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnity for Expenses in respect of such claim, issue or matter to the extent such court shall deem proper.

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4. Costs and Expenses Relating to Service as a Witness. The Corporation shall indemnify the Indemnified Party in accordance with the provisions of this Agreement with respect to all Expenses incurred or suffered by the Indemnified Party as a result of the service, attendance or appearance by the Indemnified Party as a witness (or in any other non-party capacity) in any suit or proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature (including any part thereof such as appearance at a hearing, deposition or trial or any actions taken in response to any subpoena, order, discovery request or the like) if such service, attendance or appearance related to or results from the fact that he (i) is, was or agreed to become a director or an officer of the Corporation; or (ii) is or was serving or agreed to serve at the request of the Corporation as a director, partner, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for-profit, partnership, joint venture, trust or other enterprise, in each case described in subsection (i) and (ii) above whether or not he is acting or serving in any such capacity at the time any Expense is incurred for which indemnification or reimbursement can be provided under this Agreement (a “Witness Proceeding”).

5. Notification and Defense of Claim. As a condition precedent to the Indemnified Party’s right to be indemnified, the Indemnified Party must promptly notify the Corporation of receipt of notice of any Proceeding or Witness Proceeding for which indemnity is sought, provided, however, that the failure to give such notice will not relieve the Corporation of any liability that it may have to any Indemnified Party, except and only to the extent that it is determined by final, non-appealable order of a court of competent jurisdiction that the defense of the Indemnified Party in such Proceeding or Witness Proceeding was materially prejudiced by the Indemnified Party’s failure to give such notice. With respect to any Proceeding or Witness Proceeding of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnified Party. After notice from the Corporation to the Indemnified Party of its election so to assume such defense, the Corporation shall not be liable to the Indemnified Party for any attorney fees subsequently incurred by the Indemnified Party for so long as the Corporation maintains such defense in connection with such claim, other than as provided below in this Section 5. The Indemnified Party shall have the right to employ his own counsel in connection with such Proceeding or Witness Proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized by the Corporation, (ii) counsel to the Indemnified Party shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnified Party in the conduct of such Proceeding or Witness Proceeding, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnified Party shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement.

6. Advance of Costs, Charges and Expenses. Subject to the provisions of Section 7 below, any Expenses for which the Corporation is authorized to indemnify the Indemnified Party under the terms of this Agreement (including costs, charges, and expenses, including reasonable attorney’s fees) incurred by an Indemnified Party in connection with any Proceeding or Witness Proceeding shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such Expenses in advance of the final disposition of such Proceeding or Witness Proceeding shall be made only upon receipt of (i) statements by or on behalf of the Indemnified Party reasonably evidencing the Expenses to be incurred, and (ii) an undertaking by or on behalf of the Indemnified Party to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified by the Corporation as authorized in this Agreement. Such undertaking shall be accepted without reference to the financial ability of the Indemnified Party to make such repayment. Any advances and undertakings to repay pursuant to this Section 6 shall be unsecured and interest free.

7. Procedure for Indemnification. Any indemnification or advancement of expenses pursuant to Sections 2, 3, 4, 5 or 6 of this Agreement shall be made promptly, and in any event within thirty (30) days after receipt by the Corporation of the written request of the Indemnified Party. The right to indemnification or advances as granted by this Agreement shall be enforceable by the Indemnified Party in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the thirty (30) day period referred to above. The Indemnified Party’s costs, charges and expenses (including reasonable attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Unless otherwise provided by governing law, the burden of proving that the Indemnified Party is not entitled to indemnification or advancement of expenses under this Agreement shall be on the Corporation.

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8. Other Rights. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnified Party may be entitled under the Certificate of Incorporation of the Corporation, the Bylaws of the Corporation or any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to the Indemnified Party even though he shall have ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnified Party.

9. Partial Indemnification. If the Indemnified Party is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses incurred by or on behalf of the Indemnified Party in connection with any Proceeding or Witness Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnified Party for the portion of such Expenses to which the Indemnified Party is entitled.

10. Prohibited Indemnification. No indemnification pursuant to this Agreement shall be paid by the Corporation on account of any Proceeding in which judgment is rendered against Indemnified Party for an accounting of profits made from the purchase or sale by Indemnified Party of securities of the Corporation pursuant to the provisions of Section 16(b) of the Exchange Act, or similar provisions of any federal, state, or local laws or for which payment is prohibited by law.

11. Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnified Party shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnified Party against the Corporation or any director or officer of the Corporation unless (i) the Corporation has joined in or the board of directors has consented to the initiation of such Proceeding; (ii) the Proceeding is one to enforce Indemnified Party’s rights under this Agreement, or any other agreement or insurance policy or the Corporation’s Certificate of Incorporation or Bylaws to indemnification or advancement of expenses; or (iii) as otherwise required under applicable law.

12. Reimbursement to Corporation by Indemnified Party; Limitation on Amounts Paid by Corporation. To the extent the Indemnified Party has been indemnified by the Corporation hereunder for certain Expenses, and the Corporation has fully and completely fulfilled all its obligations to the Indemnified Party hereunder, and the Indemnified Party later receives payments from any insurance carrier covering the same Expenses paid by the Corporation hereunder, the Indemnified Party shall reimburse the Corporation hereunder for such amounts received from the insurer net of costs of collection. To the extent the Indemnified Party has been indemnified by the Corporation hereunder and it is later determined by a court of competent jurisdiction that the Indemnified Party was not entitled to indemnification under Section 2 or 3, as the case may be, the Indemnified Party shall immediately reimburse the Corporation hereunder for all such amounts. Notwithstanding anything contained herein to the contrary, the Indemnified Party shall not be entitled to recover amounts under this Agreement which, when added to the amount of indemnification payments made to, or on behalf of, the Indemnified Party, under the Certificate of Incorporation or Bylaws of the Corporation, in the aggregate exceed the Expenses actually and reasonably incurred by the Indemnified Party (“Excess Amounts”). To the extent the Corporation has paid Excess Amounts to the Indemnified Party, the Indemnified Party shall be obligated to promptly reimburse the Corporation for such Excess Amounts.

13. Continuation of Rights and Obligations. All rights and obligations of the Corporation and the Indemnified Party hereunder shall continue in full force and effect despite the subsequent amendment or modification of the Corporation’s Certificate of Incorporation or Bylaws, as such are in effect on the date hereof, and such rights and obligations shall not be affected by any such amendment or modification, any resolution of directors or stockholders of the Corporation, or by any other corporate action which conflicts with or purports to amend, modify, limit or eliminate any of the rights or obligations of the Corporation and/or the Indemnified Party hereunder.

14. Severability; Survival. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify the Indemnified Party as to Expenses to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and assigns, including, without limitation, any successor to the Corporation by way of merger, consolidation and/or sale or disposition of all or substantially all of the shares of the Corporation.

15. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, including via facsimile or other electronic means, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

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16. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

17. Notice by Indemnified Party. Indemnified Party agrees promptly to notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. Failure of Indemnified Party to provide such notice shall not constitute a waiver of any of the rights or privileges of the Indemnified Party hereunder or render the By-laws, any other source of indemnification or applicable law.

18. Notice. Any and all notices or elections permitted or required to be made under this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 18.

If to Corporation: Bloomios Inc. Attn: Michael Hill, CEO 201 W. Montecito Street Santa Barbara, CA 93101 Email: mhill@bloomios.com	If to Indemnified Party: Barrett Evans 201 W. Montecito Street Santa Barbara, CA 93101 Email: bevans@bloomios.com

19. Liability Insurance. To the extent the Corporation maintains an insurance policy or policies providing general and/or directors’ and officers’ liability insurance, Indemnified Party shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Corporation director or officers.

20. Governing Law. The parties agree that the corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the laws of the State of California, without reference to its principles of conflict of laws and without giving effect to any choice of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of California. Each party irrevocably and unconditionally agrees and consents to submit to the non-exclusive personal jurisdiction of the U.S federal and state courts located in California for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed and signed effective as of the date first set forth above.

BLOOMIOS INC.	INDEMNIFIED PARTY

Michael Hill, CEO	Barrett Evans

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